EXHIBIT 4.2
FORM OF GLOBAL WARRANT CERTIFICATE OF
WARRANT TO COMMON STOCK
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Certificate No.: 1	CUSIP No.: 746962 125
Number of Warrants: 800,000	Issue Date: May 18, 2026
QT IMAGING HOLDINGS, INC.
GLOBAL WARRANT CERTIFICATE
This certifies that CEDE & CO., or its registered assigns, is the registered owner of the number of Pre-Funded Warrants set forth above (the “Warrants”). Each Warrant entitles its registered holder to purchase from QT Imaging Holdings, Inc., a Delaware corporation (the “Company”), at any time until this Warrant is exercised in full one share of Common Stock, par value $0.0001 per share, of the Company (each, a “Warrant Share” and collectively, the “Warrant Shares”), at an exercise price of $0.0001 per share, subject to possible adjustments as provided in the Warrant Agency Agreement (as defined below) and the Warrant Certificate in the form of Exhibit A attached to this Global Warrant Certificate (the “Warrant Certificate”).
The terms and conditions of the Warrants and the rights and obligations of the holder of this Global Warrant Certificate are set forth in the Warrant Certificate and the Warrant Agency Agreement, dated as of May 15, 2026 (the “Warrant Agency Agreement”) between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agent”), which Warrant Certificate and Warrant Agency Agreement are each hereby incorporated by reference in and made a part of this Global Warrant Certificate. A copy of the Warrant Agency Agreement is available for inspection during business hours at the office of the Warrant Agent. Defined terms used in this Global Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Certificate or Warrant Agency Agreement. In the event of any discrepancy or inconsistency between the terms and conditions of the Warrant Certificate and the Warrant Agency Agreement, the terms and conditions of the Warrant Certificate shall prevail, govern and control.
The Company and the Warrant Agent may deem and treat the registered Holder(s) hereof as the absolute owner(s) of this Global Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Global Warrant Certificate entitles any holder hereof to any rights of a holder of Common Stock.
This Global Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by an authorized signatory of the Warrant Agent.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Global Warrant Certificate to be duly executed as of the date first written above.
QT IMAGING HOLDINGS, INC.
By: /s/ Dr. Raluca Dinu
     Name: Dr. Raluca Dinu
    Title: Chief Executive Officer
Dated:
Countersigned:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
as Warrant Agent

By: /s/ Henry Farrell
     Name: Henry Farrell
    Title: Vice President